Exhibit (a)(16)

MERZ OBTAINS HSR CLEARANCE IN CONNECTION WITH

BIOFORM MEDICAL TENDER OFFER

FRANKFURT, Germany, February 2, 2010 — Merz Pharma Group today announced that it has been granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, by the U.S. Federal Trade Commission and the U.S. Department of Justice in connection with the previously announced US$5.45 per share cash tender offer made by Merz GmbH & Co. KGaA (“Merz”) and its acquisition subsidiary to purchase all outstanding shares of common stock of BioForm Medical, Inc. (Nasdaq: BFRM). The tender offer will expire on February 12, 2010 at 12:00 midnight, New York City time, unless extended.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to Merz’s anticipated acquisition of BioForm Medical. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ, even materially, from those stated or implied, including but not limited to: the risk that the transaction will not be consummated in a timely manner or at all if, among other things, fewer than a majority of the shares of BioForm Medical common stock are tendered or other closing conditions are not satisfied; and other risks described in BioForm Medical’s filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements are based on managements’ estimates, projections and assumptions as of the date hereof and are subject to risks and uncertainties, which may cause actual results to differ, even materially, from the statements contained herein. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Neither Merz nor BioForm Medical undertake any obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About Merz

The Merz Pharma Group’s focus is on drugs for treating neurological and psychiatric conditions and the group holds a leading position in the field of Alzheimer’s research. With memantine, the Merz Pharma Group has developed the first active ingredient in the world for treating moderate to severe cases of Alzheimer’s. Worldwide, memantine is the second best-selling drug for treating Alzheimer’s. Another core competency of the Merz Pharma Group lies in clinical and aesthetic dermatology. In addition to pharmaceuticals, the Merz Pharma Group also serves the non-pharmacy related healthcare sector. In the Consumer Products segment, Merz Consumer Care is the leading provider of OTC medication, dietary supplements and skincare products in the German-speaking countries with its well-known tetesept® and Merz Spezial® brands. The Merz Pharma Group is an affiliate of Merz Group, a German based family held group of companies that also owns Senator, a leading promotional products manufacturer. The Merz Pharma Group employs approximately 1,745 people worldwide and, in the most recently completed fiscal year, generated revenue of approximately Euro 590 million (US$ 829 million).1

Additional Information and Where to Find It

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of BioForm Medical. Merz and Vine Acquisition Corp. have filed with the SEC a Tender Offer Statement on Schedule TO with the SEC, and BioForm Medical has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The tender offer is made solely by the Tender Offer Statement. Holders of shares of BioForm Medical common stock are urged to read the Tender Offer Statement (including the Offer to Purchase, related Letter of Transmittal and all other offer documents) and the Solicitation/Recommendation Statement, because they contain important information that holders of shares of BioForm Medical common stock should consider before making any decision regarding tendering their securities.

[1]	€1 = US$1.405 (exchange rate on 06/30/09)

Stockholders of BioForm Medical are able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Merz and BioForm Medical through the Web site maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of these documents by contacting the Investor Relations department of BioForm Medical at 650-286-4003 or by mailing a request to the information agent for the tender offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; by calling toll free at 1-800-322-2885 or collect at 212-929-5500; and at tenderoffer@mackenziepartners.com.

Media Contacts:

Ute Weinhold

Head of Corporate Communications

+49-69-1503-889

Steve Frankel / Jim Shaughnessy

Joele Frank, Wilkinson Brimmer Katcher

+1-650-798-5206

Investor or Analyst Contact:

Amy Bilbija

MacKenzie Partners

+1-650-798-5206

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